EXHIBIT 5

                                 LAW OFFICES
            GORDON, FEINBLATT, ROTHMAN, HOFFBERGER & HOLLANDER, LLC
                              THE GARRETT BUILDING
                            233 EAST REDWOOD STREET
                         BALTIMORE, MARYLAND 21202-3332

                                  410-576-4000
                                  ____________

                                Telex 908041 BAL
                                Fax 410-576-4246

                                  June 15, 2001


Sales OnLine Direct, Inc.
4 Brussels Street
Worcester, MA 01610

         Re: Sales OnLine Direct, Inc., a Delaware corporation Registration Statement on Form S-8

Gentlemen:

     We are counsel for Sales OnLine Direct, Inc., a Delaware corporation (the "Company"). We have been asked to deliver this opinion in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-8 (the "Registration Statement") relating to an additional 7,000,000 shares of the Company's Common Stock, $.001 par value per share (the "Shares") reserved for issuance under the 2001 Non-Qualified Stock Option Plan (the "Plan"). This opinion letter is being rendered in connection with the filing of the Registration Statement.

     We have examined copies of (i) the Certificate of Incorporation, as amended
(ii) the Bylaws of the Company,  as amended,  (iii) the Registration  Statement,
(iv) the Plan, and (v) resolutions adopted by the Board of Directors of the Company relating to the matters referred to herein (collectively referred to as the "Documents").

     We have assumed, for the purposes of our opinion herein, that any conditions to the issuance of the Shares under the Plan have been or will be satisfied in full.

     We have relied, without independent investigation, upon the representations and warranties of the various parties as to matters of objective fact contained in the Documents.

     We express no legal opinion upon any matter other than that explicitly addressed below, and our express opinion therein contained shall not be interpreted to be an implied opinion upon any other matter.

     Based upon and subject to the foregoing, we are of the opinion that the issuance of the Shares has been duly authorized and, when issued and paid for in accordance with the terms and conditions of the Plan, the Shares will be validly issued, fully paid, and non-assessable.

     The foregoing opinion is limited to the laws of the State of Maryland, the Deleware General Corporation Law and the laws of the United States of America and we do not express any opinion herein concerning any other law. We assume no obligation to supplement this opinion if any applicable laws change after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof. The opinion may be relied upon exclusively by you and not by any other person without our prior written consent.

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     We hereby  consent  to the  filing of this  opinion  as an  exhibit  to the
Registration Statement and to the use of the name of our Firm therein. In giving this opinion, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

                                         Very truly yours,

                                         /s/ GORDON, FEINBLATT, ROTHMAN
                                             HOFFBERGER & HOLLANDER, LLC

                                         GORDON, FEINBLATT, ROTHMAN
                                         HOFFBERGER & HOLLANDER, LLC